Exhibit 4

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 50,000,000 undesignated shares, of which our board of directors has established that 30,000,000 shares are Common Stock, par value of $0.01 per share. Pursuant to our articles of incorporation, our board of directors has the authority to divide the balance of the authorized capital stock into classes and series with relative rights and preferences and at such par value as the board of directors may establish from time to time. Each share of Common Stock is entitled to participate equally in dividends when and as declared by the directors and in the distribution of our assets upon liquidation. Each authorized share is entitled to one vote and will be fully paid and nonassessable upon issuance and payment therefor. Each authorized share has no preference, conversion, exchange, preemptive or cumulative voting rights. There are no cumulative voting rights in electing directors.

Repurchase of Shares and Restrictions on Transfer

Two of the requirements for qualification for the tax benefits accorded by the real estate investment trust provisions of the Internal Revenue Code are that (i) during the last half of each taxable year not more than 50% of the outstanding capital stock may be owned directly or indirectly by five or fewer individuals and (ii) there must be at least 100 stockholders for at least 335 out of 365 days of each taxable year or the proportionate amount for any partial taxable year.

Our articles of incorporation prohibit any person or group of persons from holding, directly or indirectly, ownership of a number of shares in excess of 9.8% of the outstanding capital stock. Shares owned by a person or group of persons in excess of such amounts are referred to in the articles of incorporation and herein as “excess shares.” For this purpose, shares shall be deemed to be owned by a person if they are constructively owned by such person under the provisions of Section 544 of the Code (as modified by Section 856(h) of the Code) or are beneficially owned by such person under the provisions of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The term “group” has the same meaning as that term has for purposes of Section 13(d)(3) of the Exchange Act. Accordingly, shares owned or deemed to be owned by a person who individually owns less than 9.8% of the outstanding capital stock may nevertheless be Excess Shares if such person is a member of a group which owns more than 9.8% of the outstanding capital stock.

Our articles of incorporation provide that in the event any person acquires excess shares, we may redeem such Excess Shares, at the discretion of the board of directors. Except as set forth below, the redemption price for excess shares is the closing price on the last business day prior to the redemption date if the shares are traded on an exchange or, if not listed on an exchange, the net asset value of the excess shares as determined in good faith by the board of directors. In no event, however, may the purchase price of the shares redeemed be greater than their net asset value as determined by the board of directors in good faith. To redeem excess shares, the board of directors must give a notice of redemption to the holder of such excess shares not less than 30 days prior to the date fixed by the board of directors for redemption. The redemption price for excess shares will be paid on the redemption date fixed by the board of directors and included in such notice. Excess shares cease to be entitled to any distribution and other benefits from and after the date fixed for redemption, except the right to payment of the redemption price for such shares.

Under our articles of incorporation, any transfer of shares that would result in our disqualification as a real estate investment trust under the Code is void to the fullest extent permitted by law. The board of directors is authorized to refuse to transfer shares to a person if, as a result of the transfer, that person would own excess shares. Upon demand by the board of directors, a stockholder is required to provide us with an affidavit setting forth, as to that stockholder, the information required to be reported in returns filed by stockholders under the Treasury Regulation Section 1.857-9 and in reports filed under Sections 13(d) and 15(d) of the Exchange Act. Each proposed transferee of shares, upon demand of the board of directors, also may be required to provide us with a statement or affidavit setting forth the number of shares already owned by the transferee and any related persons. The transfer or sale of shares also are subject to compliance with applicable state “Blue Sky” laws.